Exhibit 99.7

Subject: 23andMe Announcement

Dear [customer name],

When we started 23andMe we had dreams of being able to transform the world of healthcare, research and therapeutic discovery by empowering individuals with genetic information. Fifteen years later, we are getting closer and closer to that goal.

Today, I am excited to share that we are taking steps to become a public company. You can find the announcement here.

Our mission is to help people access, understand and benefit from the human genome. We have made incredible progress in both empowering our customers with direct access and helping them to understand their personal genetic information. And we believe the future of our company is in helping customers like you, and the world, benefit from a new, more personalized and proactive approach to healthcare. It will take additional capital and investment to accelerate this innovation and disruption.

I want to recognize that none of this could have been possible without YOU. I have learned over the past 15 years just how powerful genetic information is to us individually and collectively. The genetic journey is incredibly personal and meaningful. The most important core value at our company is “Behind Every Data Point is a Human Being.” We make our decisions based on what is best for our customers, and we are committed to always making that our top priority.

Thank you for being a part of the 23andMe journey. Francis Collins, the Director of National Institute of Health, said in 2000 as the first human genome was being sequenced: “Genome science will have a real impact on all our lives — and even more, on the lives of our children. It will revolutionize the diagnosis, prevention, and treatment of most, if not all, human diseases.” We are on our way!

Anne

CEO & Co-Founder

Forward-Looking Statements

This communication contains certain “forward-looking statements” including statements regarding the anticipated timing and benefits of the merger (the “Transaction”) with Virgin Group’s VG Acquisition Corp. (“VG”). The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained herein are based on 23andMe’s current expectations and beliefs concerning future developments and their potential effects, but there can be no assurance that these will be as anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of 23andMe) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-

looking statements. These factors include, among others: the inability to complete the Transaction; the inability to recognize the anticipated benefits of the proposed Transaction, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed Transaction. Except as required by law, VG and 23andMe do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

VG intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which will include a preliminary proxy statement and a prospectus of VG. The definitive proxy statement/prospectus and other relevant documents will be mailed to stockholders of VG as of a record date to be established for voting on the business combination and will also be provided to stockholders of 23andMe. Shareholders of VG and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement because these documents will contain important information about VG, 23andMe and the Transaction. Shareholders will also be able to obtain copies of the registration statement and the proxy statement/prospectus, without charge, by directing a request to: VG Acquisition Corp. 65 Bleecker Street, 6th Floor, New York NY 10012. These documents, once available, and VG’s annual and other reports filed with the SEC can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

VG, 23andMe and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from VG’s shareholders in connection with the Transaction. Information regarding the names and interests in the proposed transaction of VG’s directors and officers is contained VG’s filings with the SEC. Additional information regarding the interests of such potential participants in the solicitation process will also be included in the registration statement (and will be included in the definitive proxy statement/prospectus) and other relevant documents when they are filed with the SEC.